Exhibit 5

PORTER, WRIGHT, MORRIS & ARTHUR LLP

41 South High Street

Columbus, Ohio 43215-6194

Telephone: 614/227-2000

Facsimile: 614/227-2100

June 30, 2005

Huntington Bancshares Incorporated

Huntington Center

41 S. High St.

Columbus, Ohio 43287

Re:	Registration Statement on Form S-8

Huntington Bancshares Incorporated 2004 Stock and Long-Term Incentive Plan (the “Plan”)

Gentlemen:

We have acted as counsel for Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Huntington with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 12,000,000 shares of Huntington common stock, without par value (the “Shares”), to be issued under the Plan.

In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PORTER, WRIGHT, MORRIS & ARTHUR LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP